UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2021

Celcuity Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-38207	82-2863566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16305 36th Avenue North; Suite 100
Minneapolis, Minnesota 55446
(Address of Principal Executive Offices and Zip Code)

(763) 392-0767
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CELC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01

Entry into a Material Definitive Agreement.

On February 23, 2021, Celcuity Inc. (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Craig-Hallum Capital Group LLC, as underwriter ( the “Underwriter”), relating to the issuance and sale of 1,714,000 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $14.00 per share. In addition, under the terms of the Purchase Agreement, the Company granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 257,100 shares of common stock on the same terms. The offering is expected to close on February 26, 2021, subject to customary closing conditions.

The net proceeds to the Company from this offering will be approximately $22.4 million after deducting underwriting discounts and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, clinical trial expenditures, expansion of business development activities and other general corporate purposes.

The Purchase Agreement contains customary representations, warranties, covenants and agreements of the Company, indemnification obligations of the Company and the Underwriter, including liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were only for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The Purchase Agreement is filed as Exhibit 1.1 hereto and the description of the terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

The offering was made pursuant to an effective registration statement on Form S-3 (Reg. No. 333-227466), previously filed with the Securities and Exchange Commission, and the related prospectus supplement thereunder.

A copy of the opinion of Fredrikson and Byron, P.A. relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 1.02

Termination of a Material Definitive Agreement.

On February 23, 2021, in connection with the offering, the Company notified B. Riley Securities, Inc. (f/k/a B. Riley FBR, Inc.) of its election to voluntarily terminate that certain At Market Issuance Sales Agreement, dated June 5, 2020, between the Company and B. Riley FBR, Inc. (the “Sales Agreement”). Pursuant to such notice, the Sales Agreement will terminate effective as of February 28, 2021.

Under the Sales Agreement, the Company was entitled to offer and sell, from time to time through B. Riley FBR, Inc., up to $10 million of shares of its common stock, par value $0.001 per share, in an “at the market offering”. Prior to termination of the Sales Agreement, the Company had offered and sold an aggregate of 20,807 shares of common stock pursuant to the Sales Agreement, which resulted in aggregate gross proceeds of $221,657 to the Company.

Item 8.01

Other Events

On February 22, 2021, the Company issued a press release announcing that the Company had commenced the offering. On February 24, 2021, the Company issued a press release announcing the pricing of the offering. The press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01
Financial Statements and Exhibits.

(d) Exhibits

1.1	Purchase Agreement, dated February 23, 2021, between Celcuity Inc. and Craig-Hallum Capital Group LLC
5.1	Opinion of Fredrikson & Byron, P.A.
23.1	Consent of Fredrikson & Byron P.A. (included in Exhibit 5.1).
99.1	Press Release dated February 22, 2021.
99.2	Press Release dated February 24, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2021

CELCUITY INC.

By:	/s/ Brian F. Sullivan
Brian F. Sullivan
Chief Executive Officer